NI Holdings, Inc. Files Results for First Quarter Ended March 31, 2021

FARGO, North Dakota, May 5, 2021 – NI Holdings, Inc. (NASDAQ: NODK) today reported net income attributable to NI Holdings of $9,669 ($0.45 per share) and return on average equity of 11.2% for the quarter ended March 31, 2021, compared to a loss of $3,587 (-$0.16 per share) and return on average equity of -4.7% in the prior year quarter.

The Company reported an increase of 15.0% in direct written premiums for the quarter ended March 31, 2021. Total equity increased 16.8% from the prior year and stood at $352,590 as of March 31, 2021.

NI Holdings Q1 2021 Financial Highlights:

Dollars in thousands, except earnings per share (unaudited)

	Three Months Ended March 31,
	2021	2020	Change
Net income attributable to NI Holdings	$9,669	-$3,587	+369.6%
Direct written premiums (1)	$72,420	$62,972	+15.0%
Net earned premiums	$63,135	$58,772	+7.4%
Loss and LAE ratio (2)	58.4%	51.8%	+6.6 pts
Expense ratio (3)	33.6%	34.3%	-0.7 pts
Combined ratio (4)	92.1%	86.1%	+6.0 pts
Return on average equity	11.2%	-4.7%	+15.9 pts
Basic earnings per share	$0.45	-$0.16	+$0.61
Shareholders’ equity	$352,590	$301,791	+16.8%

(1) Direct written premiums is a non-GAAP financial measure, representing the amount of insurance premiums purchased by policyholders during the period.
(2) Loss and LAE ratio is a non-GAAP financial measure. It equals losses and loss adjustment expenses, divided by net premiums earned.
(3) Expense ratio is a non-GAAP financial measure. It equals amortization of deferred policy acquisition costs and other underwriting and general expenses, divided by net premiums earned.
(4) Combined ratio is a non-GAAP financial measure. It equals losses and loss adjustment expenses, amortization of deferred policy acquisition costs, and other underwriting and general expenses, divided by net premiums earned.

First quarter highlights included:

•	Combined ratio of 92.1% compared to 86.1% in the prior year, primarily as a result of higher weather-related losses along with increased private passenger automobile claims frequency.
•	Growth in direct written premiums of 15.0%, driven primarily by growth in our commercial and non-standard auto segments.
•	After-tax increase of $1,509 in net unrealized gain in our equity securities portfolio compared to a decrease of $12,588 in the prior year, which increased earnings per share for the quarter by $0.64.

“While the combined ratio for the first quarter of 2021 is 6 points higher than the first quarter of 2020, we consider a 92.1% combined ratio a very strong start to the year,” said Michael J. Alexander, President and CEO. “Our results were impacted by a return to average weather-related losses in the home and farm and commercial segments, elevated fire losses in the commercial segment as a result of the winter weather conditions on the East Coast, and higher private passenger auto claims frequency. Overall, we are pleased with our premium growth, improved ROE, and increase in net income.”

“We continue to benefit from the diversification provided by our commercial and non-standard auto segments. In the first quarter, the commercial segment continued its run of strong new business while also benefitting from a favorable rate environment. Our non-standard auto segment also experienced strong growth in the quarter while achieving a combined ratio of 69.5%.”

Shareholders’ equity increased $3,718 from December 31, 2020 to March 31, 2021. This increase was primarily due to consolidated net income of $9,782, partially offset by a decrease in accumulated other comprehensive income from our fixed income portfolio. The Company repurchased 32,326 shares of common stock for $596 during the quarter.

Earnings Conference Call

The Company will not hold an earnings conference call for first quarter 2021. Our Quarterly Report on Form 10-Q as filed with the SEC is available on the Company’s website at http://www.niholdingsinc.com. Our latest Financial Supplement is also available on the Company’s website.

Non-GAAP Financial Measures

NI Holdings evaluates its insurance operations in the way it believes will be most meaningful and representative of its business results. Some of these measurements are “non-GAAP financial measures” under Securities and Exchange Commission rules and regulations. GAAP is the acronym for “accounting principles generally accepted in the United States of America.” The non-GAAP financial measures that NI Holdings presents may not be compatible to similarly-named measures reported by other companies. The non-GAAP financial measures described in this press release are used widely in the property and casualty insurance industry.

About the Company

NI Holdings, Inc. is an insurance holding company. The company is a North Dakota business corporation that is the stock holding company of Nodak Insurance Company and became such in connection with the conversion of Nodak Mutual Insurance Company from a mutual to stock form of organization and the creation of a mutual holding company. The conversion was consummated on March 13, 2017. Immediately following the conversion, all of the outstanding shares of common stock of Nodak Insurance Company were issued to Nodak Mutual Group, Inc., which then contributed the shares to NI Holdings in exchange for 55% of the outstanding shares of common stock of NI Holdings. Nodak Insurance Company then became a wholly-owned stock subsidiary of NI Holdings.

NI Holdings completed the acquisition of Direct Auto Insurance Company on August 31, 2018, which is a wholly-owned stock subsidiary of NI Holdings.

NI Holdings completed the acquisition of Westminster American Insurance Company on January 1, 2020, which is a wholly-owned stock subsidiary of NI Holdings.

Nodak Insurance Company owns American West Insurance Company and Primero Insurance Company. Nodak Insurance Company also controls Battle Creek Mutual Insurance Company as a result of an affiliation agreement between the two companies.

NI Holdings’ financial statements are the consolidated financial results of NI Holdings; Nodak Insurance, including Nodak Insurance’s wholly-owned subsidiaries American West and Primero, and its affiliate Battle Creek; Direct Auto; and Westminster.

Safe Harbor Statement

Some of the statements included in this news release, particularly those anticipating future financial performance, business prospects, growth and operating strategies, and similar matters, are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Actual results could vary materially. Factors that could cause actual results to vary materially include: our ability to maintain profitable operations, the adequacy of the loss and loss adjustment expense reserves, business and economic conditions, interest rates, competition from various insurance and other financial businesses, terrorism, the availability and cost of reinsurance, adverse and catastrophic weather events, legal and judicial developments, changes in regulatory requirements, our ability to integrate and manage successfully the insurance companies we may acquire from time to time, and other risks we describe in the periodic reports we file with the Securities and Exchange Commission. You should not place undue reliance on any such forward-looking statements. We disclaim any obligation to update such statements or to announce publicly the results of any revisions that we may make to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

For a detailed discussion of the risk factors that could affect our actual results, please refer to the risk factors identified in our SEC reports, including, but not limited to our Annual Report on Form 10-K, as filed with the SEC.

Investor Relations Contacts:
Brian Doom

Executive Vice President and Chief Financial Officer
701-298-4200
bdoom@nodakins.com

Timothy J. Milius, CPA

Vice President, Finance
701-298-4275
tmilius@nodakins.com

Media Contact:
Beth DuFault
701-298-4282
bdufault@nodakins.com